Exhibit 99.2

On July 29, 2010, The Interpublic Group of Companies, Inc. held a conference call.  A copy of the transcript of the call follows:

IPG CALL PARTICIPANTS

Michael Roth

Chairman of the Board and Chief Executive Officer

Frank Mergenthaler

Executive Vice President and Chief Financial Officer

Jerry Leshne

Senior Vice President, Investor Relations

ANALYST CALL PARTICIPANTS

Alexia Quadrani

J.P. Morgan Securities

Matt Chesler

Deutsche Bank Securities

Peter Stabler

Credit Suisse Securities

David Bank

RBC Capital Markets

James Dix

Wedbush Securities

Daniel Salmon

BMO Capital Markets

Matthew Walker

Nomura International

Benjamin Swinburne

Morgan Stanley

2

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Operator:

Good morning and welcome to The Interpublic Group’s second quarter 2010 earnings conference call. . . .  I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:

Good morning.  Thank you for joining us.  We have posted our earnings release and our slide presentation on our website, Interpublic.com, and we’ll refer to both in the course of this call.  This morning we are joined by Michael Roth and Frank Mergenthaler.  We will begin with prepared remarks, to be followed by Q&A.  We will plan to conclude before market open at 9:30 a.m. Eastern.

During this call, we will refer to forward-looking statements about our company, which are subject to the uncertainties in the cautionary statement included in our earnings release and the slide presentation and further detailed in our 10-Q and other filings with the SEC.

At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Thank you, Jerry, and thank you all for joining us as we review our results for the second quarter and first half of 2010.

I’ll begin by covering the headlines of our performance.  Frank will then take us through the financial results.  After his remarks, I’ll return with specific observations relating to the agencies and closing comments before we move on to the Q&A.

Overall, it’s fair to say that we’re quite pleased with second quarter performance that was strong on both the top and bottom line.

As reported, revenue increased 9.7% in the quarter, and revenue was up 8.5% organically.  The improvement relative to last year is significant, as is the sequential change from the first quarter.

As was the case in the first quarter, we saw results strengthen month-to-month during Q2.  We also saw contributions pretty much across the board in terms of geography, client sectors and across our portfolio of agencies.  Of course, it should be noted that the severity of the downturn last year means we had the benefit of favorable comps this quarter.

Nonetheless, organic revenue increase of 13.6% in the U.S. clearly shows that the signs of an economic recovery are giving clients greater opportunities to engage in marketing spend.  Activity in developing regions is continuing to pick up, and we experienced double-digit organic growth in Brazil, China and India during the second quarter.

While Europe showed sequential improvement, we remain cautious about the situation in that region, and a European recovery is not factored into our budgets or operating plans for 2010.

In terms of client sectors, growth in the quarter and year-to-date has been very strong in the auto, retail and financial services sectors.  With the major challenges that we all faced in 2009 seemingly behind us, companies in every industry are increasingly looking forward.  They are asking our agencies for innovative new programs and integrated multi-agency solutions that can help them win market share by fully engaging consumers in today’s complex media landscape.

In fact, all of the major client sectors we track are up for both the quarter and the first half, except for the tech and telecom sector, in which, as we previously mentioned, lost assignments with some large clients in 2009 will weigh on our results for the balance of the year by approximately 1%.

Our pipeline is solid at the regional and local level and at all our major agencies.  On a trailing-12-month basis, we remain net-new-business positive through the end of the second quarter.

All told, our top line performance is ahead of where we had [expected] it to be at this point in time.  That’s a reflection of the strength of our offerings and people, as well as the broader economic stabilization and recovery in a number of major world markets.

In speaking to clients and our operating unit leadership, we are consistently hearing that the tone of the business is improving.  But there is still a high degree of macro uncertainty, as well as concerns domestically, about jobs and consumer confidence, so we remain very conservative in how we manage the business and highly focused on our cost discipline.

The work we’ve already done in that regard was evident in the second quarter’s very strong profitability.  Our operating income of $177 million was significantly improved from $97 million a year ago.  Q2 operating margin of 11% was well above last year’s 6.6% in the comparable period.  Earnings per share were $0.15, compared to $0.04 in the second quarter of 2009.

From 2006 to 2008, we’ve put Interpublic on a path of dramatically improved margin performance.  During the first half of this year, as we emerge from the recession and return to a more normal business environment, we are demonstrating the capacity to get back on that positive margin trajectory.

Another area in which our focus and hard work is bearing fruit is our longstanding commitment to conservative balance sheet management.  Financial strength and flexibility have been key to our success, initially as we retooled our company, and more recently as we moved through last year’s severe economic problems.

This approach has once again been validated, as we’ve seen upgrades from major credit rating agencies during the past few months.  We also successfully negotiated an amended revolving credit facility that provides greater latitude for us to put cash on the balance sheet to work directly in the service of our shareholders.

We recently completed the buyback of the majority of our convertible preferreds.  As we continue to see improvements in the broader economy and in our operating performance, we will remain focused on opportunities that allow us to use the strength of our balance sheet to enhance shareholder value.

At this point, let me hand things over to Frank for an in-depth look at our first-half performance.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Good morning.  As a reminder, I will be referring to the slide presentation that accompanies our webcast and is available on our website.

On Slide 2, you will see an overview of the quarter.  Results exceeded our expectations from both revenue and operating profit.  We maintained effective discipline over expenses and attained significant year-over-year leverage on base pay roll and occupancy expense.  We also experienced significantly lower severance.

Michael mentioned the significant improvement in our operating margin compared to last year’s second quarter.  Looking back a bit further, our 11% margin this quarter is comparable to Q2 of 2008, even though revenue was $200 million lower this year due to the intervening recession.  It’s also worth noting that we concluded the quarter with $1.9 billion in cash and marketable securities and completed the successful buyback of the convertible preferred shares in May.

Turning to Slide 3, you can see our P&L for the quarter.  I’ll cover revenue and operating expenses in more detail in the slides that follow.  It’s worth noting that our diluted EPS of $0.15 cents treats the benefit of $26 million related to our convertible shares transaction as dilutive to earnings, which is to say the calculation of diluted earnings per share backs out that benefit.  Buying back the preferreds eliminates $16 million of annual dividends, or approximately $0.03 per share, and reduces dilution overhang by 22 million common share equivalents.

Turning to operations on Slide 4, beginning with revenue:

•	Revenue in the quarter was $1.62 billion, an increase of 9.7%. Compared to Q2 ’09, exchange rates had a positive impact of 1.1% and the net impact of acquisitions was minimal.

•	Our organic revenue change was an increase of 8.5%, attributable to spend from existing clients, as well as net new business.

•	Among the primary drivers were 13.6% organic growth in the U.S., as well as double-digit growth globally in the auto, retail and financial services sectors.

•
The food, beverage, packaged goods and health and personal care verticals also enjoyed solid growth.  Tech and telecom results continue to weigh on our consolidated growth, though we did see the impact of lost assignments in 2009 begin to diminish compared to recent quarters.

•
In continental Europe, we saw substantially better sequential performance, that is, much less negative compared to Q1.  We were pleased to see continued growth in LatAm, which, looking back a year ago, also grew in Q2.  We had solid results in AsiaPac.  The U.K. decreased due to certain assignments a year ago that did not repeat in the quarter.  I’ll have more on the region in a moment.

•	For the first six months of the year, organic growth was 3.1%.

On the bottom half of this slide, you can see the revenue performance of our operating segments.

•
At our Integrated Agency Networks, the organic change was 8.8%.  Growth in the U.S. was significantly stronger than international markets as a whole, with leadership by Mediabrands, Draftfcb and Lowe and Partners, including Deutsch.

•	At our CMG segment, revenue increased 6.7% on an organic basis. Double-digit growth in the U.S. included strong increases in events and public relations.

Slide 5 provides a breakdown of revenue by region.

•
In the U.S., the organic increase of 13.6% was due to broad participation across client sectors, with a notable rebound in the sectors that had decreased most dramatically a year ago, such as auto and financial services.  Domestically, we had growth at all our major integrated agencies and certain marketing service specialists.

•	Internationally, revenue increased 1.6%, which is a very different picture from Q1.

o
The U.K. decreased organically by 7.6%.  The decrease is attributable to assignments in our event business year ago that did not repeat.  Excluding events, the U.K. increased by 5%, led by Mediabrands and Draftfcb.

o	In continental Europe, the organic decrease was 1%. Among our largest markets, revenue increased in France, was essentially flat in Spain, but down in Germany and Italy.

o	In AsiaPac, organic growth was 4.7%, with double-digit percentage increases in China and India partially offset by continued softness in Japan.

o	Organic growth in LatAm was 6%, led by growth from existing clients.

o	Our Other Markets region grew 10% organically, with growth in Canada, South Africa and the Middle East.

On Slide 6, we chart a longer view of our organic revenue change on a trailing-12-month basis.  While still negative, the most recent data points show a dramatic move in the right direction in light of Q2 performance and the roll-off of a very challenging Q2 ’09.

On Slide 7, we take a closer look at operating expenses.

•	Q2 operating margin was 11%, compared with 6.6% a year ago.

•
Salaries and related expense decreased to 61.3% of revenue from 65.7% in Q2 ’09.  Total SRS was $991 million, compared with $968 million, an increase of 1.6% organically, compared with our 8.5% organic revenue increase.  Underneath that strong result, there were a number of moving pieces.

o	Base payroll, benefits and tax was 50.8% of revenue, compared with 55.6% a year ago. So with the revenue growth, we were able to leverage base pay by nearly 500 basis points.

o
At the same time, we continue to invest behind areas of growth in the portfolio, such as digital at R/GA, HUGE and MRM, Mediabrands, Draftfcb in North America, and public relations. Headcount at quarter end was 40,700, compared with 41, 200 a year ago.

o	Severance expense was $17 million, which is a normal range for Q2, compared with $30 million a year ago, or 1.1% of revenue this year, compared with 2% in the prior year.

o
Incentive expense in Q2 was 3.4% of revenue, compared with 3.0% last year.  The comparison reflects a higher accrual for our annual incentive program as a result of the above-plan performance year-to-date, as well as below-plan results in the year-ago period.

o	Temporary labor expense was 3.4%, compared with 2.6% a year ago, to support growth.

o	“All other” salaries and related expense was 2.6% of revenues, compared with 2.5% a year ago.

•	Turning to office and general expenses on the lower half of the slide.

o
O&G was $449 million, an increase of 9.8% and 8.4% organically.  The increase was mainly due to higher pass-through expenses, which are offset in revenue, due to the growth of the project businesses such as events in the U.S.  O&G expenses were 27.8% of revenue, compared with 27.7% last year.

o
Within O&G, we had significant leverage and occupancy expense, which was 7.4% of revenue, compared with 8.5% last year.  This was a result of both revenue growth and decreased rent expense as a result of real estate efficiencies achieved over the past 12 months.

o
Professional fees were unchanged as a percentage of revenue.  Expenses due to travel, entertainment, office supplies and telecom increased slightly as a percentage of revenue, resulting from the general pickup in business.

On Slide 8, we show our operating margin history on a trailing-12-month basis.  This tracks our progress between ’06 and ’08, the recession in 2009, and now our upward trend in the first half of this year.  As we have said previously, our objective this year is better than 8%, with organic top line growth, which will put us back on the track of aggressive margin expansion towards our ultimate goal of fully competitive profitability.

On Slide 9, you see our debt maturity schedules as of June 30th.

•	This picture is substantially unchanged from the beginning of the quarter, with total debt of $1.9 billion.

•
In April, we repurchased $21 million of our November ’10 floating rate notes, as we mentioned on our last call.  That transaction means $193 million of the November maturity remains outstanding.  Our plan is to pay those notes from cash on hand.  And, as a reminder, we repurchased approximately $200 million of debt in both 2008 and 2009.

Turning to the current portion of our balance sheet on Slide 10: we ended the quarter with $1.9 billion in cash and short-term marketable securities on the balance sheet, compared with $1.8 billion a year ago.  Including the activity in Q2 that I just reviewed, over the past 12 months we have used a total of approximately $370 million to repurchase debt and convertible preferred stock.

On Slide 11, we turn to cash flow from the quarter.

•	Cash from operations was $354 million, compared with $234 million in Q2 ’09, with the improvement due to the increase in net income and the stronger working capital result.

•	Investing activity used $22 million, compared with a use of $36 million a year ago. DLKW closed in July, so it is a Q3 event.

•	Financing activities used $300 million, reflecting the convertible preferred transaction.

In summary, on Slide 12, we are pleased with our performance year-to-date.  In terms of organic growth, Q2 was our strongest quarter in many years, though admittedly against a forgiving comp.

The growth we have begun to see has enabled us to leverage structural efficiencies that we’ve put in place over the past few years.  Of course, as economic conditions improve, there will be a higher level of investment to support growth.  As a result, we will continue to manage expenses carefully, with a focus on delivering our services efficiently.  This will allow us to continue delivering on the margin expansion and increased profitability that we believe are achievable going forward.

Now, I would like to turn the call back over to Michael.

Mr. Roth:

Thank you, Frank.

On our last call, we said that we were feeling increasingly confident about the revenue prospects for the business.  As you can see, the second quarter provided additional indications that we have come through the worst of the impact of the economic crisis.  We now expect to see positive organic growth for the year in 2010.

Of course, there are always macro factors that are beyond anyone’s ability to control, and this remains very much the case at this time in the world economy.  However, we believe that we’re well-positioned to achieve our objectives going forward.

We continue to demonstrate that we have a firm hand on the business.  This was evident in 2009 when we consolidated much of the margin progress made in recent years despite significant challenges created by the recession.  And we have demonstrated it thus far this year, as we begin to once again build momentum behind increased margins and profitability.

We are also encouraged because the state of our professional offerings is on the whole very strong.  Across our agencies, we continue to invest in capabilities that help us meet the evolving needs of clients in an increasingly fragmented and technology-driven marketing world.  Talent remains a strategic priority and an area in which we are seeing success in terms of both our recruitment efforts and our development programs.  Our performance when it comes to the majority — major industry honors and “agency of the year” awards that were announced earlier this year was terrific, with exceptional showings from our media and digital agencies, our PR firms, as well as Draftfcb.

Once again, Mediabrands and Draftfcb were the leading drivers of our success during the quarter.  We’re seeing Mediabrands roll out leading edge, specialty and digital capabilities around the world, notably in growth markets such as Brazil and India.  Initiative is strengthening its international operations and its management bench.  The string of wins at UM continues, with L’Oreal and Burberry during the quarter, followed by Wells Fargo in July.

Draftfcb’s integrated, channel-neutral model is now fully operational in the key world markets.  The State Farm win in April was significant for them, as are new international assignments from Yum! Brands and the recent arrival of a new leader for its China operations.  The agency’s global management is fully aligned and focused on a strategic plan that will take the merger to a new phase of global growth.  The performance of Draftfcb Healthcare also continues to be a standout.

At McCann Worldgroup, new leadership is in place, and we’re working to harness the power of the industry’s premier global network and its full range of allied marketing services agencies.  There have already been some changes and additions in the senior ranks, and the management team is focused on continuing to evolve their offering to create leading edge marketing solutions for their clients.  Wins such as IHOP, Haier for the Shanghai Expo, as well as continued expansion of the General Motors relationship at MRM, were also positive signs during the quarter.

Lowe’s turnaround keeps showing real progress.  The agency’s relationships with major, multinational clients is strong, and profitability continues to improve.  The merger with Deutsch in North America will create a strong hub from which to pitch global opportunities as the recovery takes hold.  Equally important, the acquisition of DLKW will provide Lowe with a top-five U.K. presence, a strong client list and a seasoned and cohesive management team that is eager to participate in international opportunities.

At CMG, we are fortunate to have exceptional agencies, such as Weber Shandwick and GolinHarris in the PR space, that consistently deliver great thinking and programs to our clients.  Our results demonstrate that we’re winning share in the space.  We are seeing a great deal of digital activity in PR and all of the marketing services agencies within CMG, such as Jack Morton and Octagon, and are building best-in-class social media and word-of-mouth practices.

Our digital agencies, from specialists like MRM, R/GA and HUGE, to capabilities within our media agencies and fully integrated agencies and specialty agencies such as our healthcare [agencies], continue to perform very strongly.  Within our group of leading integrated U.S. independents, The Martin Agency and Hill Holliday continue to win and deliver great results.  We have also seen a great number of good wins at Mullen and Gotham, including JetBlue and some work for Chrysler.  This combination of forward-looking agencies and highly disciplined financial management will always be the key to our long-term success.

With revenue stability and growth solidly back in the picture, we feel we are very well-positioned to deliver on our operating margin objective of better than 8% for the full year.  We have the talent and the tools to benefit from a broader recovery, and we’re proving that we have the ability to convert revenue growth into bottom line results.

But we have always been clear that it’s not advisable to extrapolate the future from a single quarter or performance.  In recent weeks, we have seen key economic indicators in flux, and there is still uncertainty due to the situation in Europe, to consumer sentiment and job outlook and to continued volatility in the financial markets.  That is why we believe it’s responsible to continue to be conservative in how we manage expenses and in our outlook for the business for the remainder of 2010.

In sum, we are very encouraged by our company’s strong performance for the quarter and for the half year, and we are pleased by the improvement in the tone of the business.  This will be a year in which we return to growth and to a trajectory of strong margin expansion.  We’ll continue to look for ways to put our cash to work to enhance shareholder value.  And as the recovery fully takes root and becomes more widespread, we will ideally be positioned to significantly grow profitability and further increase shareholder value in 2011 and beyond.

And with that, I thank you all for being with us and open the floor for questions.

QUESTIONS AND ANSWERS

Operator:

. . . .   And our first question comes from Alexia Quadrani with JPMorgan Chase.

Alexia Quadrani, J.P. Morgan Securities:

Thank you.  Just a couple of questions.  First, did the month-to-month improvement that you cited continue so far in July?  And then a second question is, just drilling down on the auto category or your new business: am I fair to assume that the piece of the Chevy business that was announced has not moved yet so it’s still in the numbers this quarter, but the Chrysler business — media business that you did win — that’s also in the numbers?  Is that a fair assumption?

Michael Roth, Chairman of the Board and Chief Executive Officer:

Thanks, Alexia. First of all, our business is very seasonal, and obviously July is not as strong a month historically as June.  We had a very strong June.  So although we don’t have final results from July, I would suspect it’s not going to be as strong as June.  But that’s not a surprise for us, and it’s not inconsistent with our history in terms of our business.

As far as the auto sector, we’ve had strength — I mean, the strength in our auto sector for the year and for the quarter reflects our wins at VW, as well as increased spend at Hyundai, and General Motors in general, including MRM.  As I indicated in the first quarter, the significance of it is not just Campbell-Ewald and Chevy.  And as we indicated, the loss of that business is not a significant number to us.  But we haven’t seen any significant reductions in Campbell-Ewald to date.

Ms. Quadrani:

And then just a follow-up on the event business.  You mentioned a rebound in the U.S.  I’m assuming from your comments on the U.K. that you’re not quite seeing a rebound in the event business yet in Europe.  I guess, is that correct?  And when do the comps get a bit easier in the event business in the U.K.?

Mr. Roth:

Well, as Frank indicated, we had a one-time event last year in the quarter in the U.K.  But even with that said, we are still not as strong over there as we are in the United States.  And, obviously, the comps will get a little bit better with respect to events.  In the United States, they had a very good quarter.

Ms. Quadrani:

Thank you.  Congratulations on a great quarter.

Mr. Roth:

Thanks, Alexia.

Operator:

And our next question comes from Matt Chesler with Deutsche Bank.

Matt Chesler, Deutsche Bank Securities:

Good morning.  Two questions.  The first, let’s just stick on the topic of revenue.  It was obviously a really strong sequential improvement in revenue from the first quarter to the second quarter: it’s over 11% improvement.  How sustainable is that?  As I look back historically, that’s a bigger sequential move than I’ve seen in the past.  Can you give us some examples — real-world examples — that helps to explain how the business can improve of that magnitude from one quarter to the next?

Michael Roth, Chairman of the Board and Chief Executive Officer:

Well, what we said in the first quarter — the three sectors that are driving this are auto, retail and financial services.  Those are significant improvements; and, frankly, last year they sort of slowed down more than others.  The reasons that you can see this is obviously in those sectors, we are participating in a significant increase in spend.  So that’s reflected in the numbers.

Sustainability of this kind of growth — obviously, we are cautious in terms of the rest of the year.  We still, nonetheless — if you recall, we had previously said we thought on a flat to slightly positive organic for the year, we can deliver at least 8% margin.  What we’re saying now is we believe we will certainly be positive for the full year on organic, which means it’s better than slightly positive, and we say margins should be 8% or better.  We are cautious in the rest of the year and I don’t think you should assume that what we achieved in the second quarter is going to continue throughout the full year.  There is cyclicality in our business, and we will experience that.  But, nonetheless, we believe this should be a very good year for us.

Mr. Chesler:

Frank, if you did a postmortem of the success that you’ve had taking out costs from the business during the downturn, could you quantify broadly how much of the expense reduction you think is permanent out of the cost base as opposed to revenue declines such that when revenue comes back we shouldn’t see those sort of costs;  we should see a permanent reduction in the cost structure?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Matt, on the O&G, the various components of that, we would like to think that most of that is permanent.  We have become very disciplined across the board in the line items that drive the aggregate O&G, and we have been out there saying that the key metric we look to is O&G as a percentage of revenue.  And it wasn’t that long ago it was north of 30%.  Now it is sub 30%.  And we’re always chipping away at it.  But I think our expectation is that we’ll continue to manage that aggressively.

The real key is on the salary line.  We saw great leverage when growth came back into the equation this quarter on our base salaries.  And while you’re going to have to invest behind that growth, and you will see the salary line move to track that growth, we do believe a lot of the progress we made in reducing that cost base we’ll see in greater conversion when the revenue comes back on stream.  But for profitability, that’s going to be the key area that we need to continue to manage very aggressively.

Mr. Roth:

We will continue to invest in terms of people in the growth markets, which is why we’ve added — if you look at R/GA, if you look at HUGE, if you look at MRM, you look at the PR businesses, these are — and some parts of Draftfcb domestically — these are growth areas that we will continue to invest behind, and that’s going to reflect obviously in the cost structure.  But what we are looking at is making sure that when we do add these people, they’re revenue-facing, and they’re consistent with the margin targets we have set out with respect to our business units.

Let me also add that the other part of the encouraging factor, we used to get criticized for being too heavily weighted in packaged goods and health and personal care, and we’ve seen in the second quarter those two sectors perform nicely as well.  So on your question of sustainability, I think it bodes well for us on the packaged good and health and personal care that we’re seeing spending in those sectors as well.

Mr. Chesler:

I liked the comparison you made from Q2 margins of 11% to Q2 2008, 11%, a couple hundred million dollars less revenue base.

Mr. Roth:

Right.

Mr. Chesler:

When you look towards the second half of 2010, how are you comparing that in your minds to how the second half of 2008 shook up?  I mean, would you think that achieving those sort of margins would be something you are striving for, or that you feel that you could do better?

Mr. Roth:

We’ll probably get three different ways of asking the same question in terms of what our margin expectations are for the year.  Look, I think if you factor in what Frank was just talking about — if you factor in the cost discipline, if you factor in growth in our various sectors, obviously we’re going to manage our business to maximize margins for the rest of the year, which is why we say they’re going to be 8% or better.  It would be silly for us to put numbers out there.  But needless to say, we’re very pleased with the performance for the first half.

Mr. Chesler:

Thank you.  I bet you’ll get a fourth version of the question with the next caller.

Mr. Roth:

[Laughter.]  Thanks, Matt.

Operator:

And our next question comes from Peter Stabler with Credit Suisse.

Peter Stabler, Credit Suisse Securities:

Thanks very much.  Congratulations.  You mentioned the improvement in June, and it sounds like it was quite remarkable.  And then I’m looking at the base, benefits and tax leverage that you mentioned.  I’m just wondering whether you really are benefiting here from not having to hire, and that perhaps your June performance was more skewed than perhaps some of your competitors.  Can you give us a sense on whether hiring in July has just accelerated significantly over June, and whether we might see some slippage there?

Michael Roth, Chairman of the Board and Chief Executive Officer:

I don’t agree with the premise that you said.  We added significantly in terms of our headcount in the quarter.  In fact, I think we were up over 500 people.  So it’s not that we weren’t spending to recruit in the quarter and that we’re all of a sudden going to get a huge rash of recruiting in July.  I think what we’ve said is that our recruiting will follow the revenue, okay?  So — and that’s exactly what we have done — so I don’t think you are going to see a huge bump in July since we didn’t hire them in June, if that’s what your question is.

Mr. Stabler:

Okay, great, thank you, Michael.  And then another question on McCann.  You mentioned the progress in MRM a couple of different times.  Can you give us a sense of how widely the performance varies within the Worldgroup portfolio?

Mr. Roth:

Yes, look, I think the Worldgroup, it’s a global network, it’s fully integrated, it has all the disciplines.  There are markets that are obviously — which is consistent with the overall economic environment — for example, Europe.  That’s an area that we’ve already indicated we have to focus on.  We have made some personnel changes over there.  We added to the talent.  And, frankly, we are encouraged by the recovery in the U.K.  As Frank indicated, absent events, we were positive in the U.K.  So we are looking for improvement, certainly, in the Worldgroup over in Europe, and that’s an opportunity for us.  In the United States, it continues to be a very strong force.  And, obviously, if you look at our major clients and spending is up, a significant of those major clients are with the Worldgroup, and that’s what the Worldgroup does best, and that is global clients with full integrated offerings.

Mr. Stabler:

Great.  Thanks, Michael, and congratulations, all of you, on a great quarter.

Mr. Roth:

Thank you.

Operator:

And our next question comes from David Bank from RBC Capital Markets.

David Bank, RBC Capital Markets:

Thanks very much.  Let me be the fourth person to ask a variation of the question.  So all right, I hope this is a fair way to ask it.  I think — what you guys have said before was, in the context of sort of flattish growth, you think you could do the 8%.  What kind of growth would it take to get material expansion on top of that?  I don’t think we’re asking you to give us a target, but I think what we are asking for is, if you could grow, right, mid, low singles — if you could grow mid-singles, what could you do in the context of margin?  That’s question one.

And then I think a less difficult question would be, what kind of pricing environment are you seeing, did you see, in the second quarter and the third quarter?  Is it improving?  Are you seeing a little bit more leverage with respect to the client base, or you’re still kind of in the same place that you feel like you’ve been in the last couple of quarters?

Michael Roth, Chairman of the Board and Chief Executive Officer:

Yes, fair question.  And let’s look at it this way.  If you recall, before the recession hit, our target was to be competitive from a revenue point of view and achieve double-digit margins, okay?  That was our goal.  We were tracking towards that.  And in that context, we were looking at a 4% to 5%, maybe 6%, organic growth to achieve double-digit margins and competitive margins thereafter.  That is still true for us.  So if we achieve competitive margins in the range of 4% to 5%, our goal is to manage our profitability to achieve competitive margins.  Now your next question was, will be, over what time frame?  And, obviously, that will be subject to the overall macroeconomic environment.  But that has been our goal.  It will continue to be our goal, and we are comforted by the results that we are showing, both from a leverage point of view on the cost side as well as the competitiveness of our offerings.

As far as pricing goes, we haven’t seen a huge release in terms of the activity of procurement or clients focusing on getting more for less.  That will continue.  It’s continued, and will continue.  But the other side of it is, we have managed to be much more efficient in how we deliver our results.  Clients are demanding the efficiencies, and, frankly, clients are looking for performance, and I think that’s part of what you are seeing.  If we can prove performance relating to our offerings, then I think we’ll see, not a total relaxing of pricing, but certainly a value-oriented competitive offering.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

David, it’s worth remembering: it’s not as if we started at 8% and now we have incremental growth and we’re going to some other number.  We started the year coming off of 5.7% margins.  So we’ve had significant margin improvement we’ve committed to, and we are pleased that the revenue is a better story than we anticipated.  We’re going to continue to aggressively manage our cost base; but to Michael’s point, our goal is not what we’re going to deliver in 2010.  Our goal is to get to competitive margins.  And it’s a fair question to say, “When are you willing to commit a timeframe?”  We’re not ready to commit to that timeframe yet.

Mr. Roth:

Yes, and the next question that normally follows from that, “Are there any structural reasons why you can’t achieve that number?”  And the answer is no.  It’s a journey, and, obviously, we are pleased to be back on that journey.

Mr. Bank:

Okay, thanks very much.

Mr. Roth:

Okay.

Mr. Mergenthaler:

You’re welcome.

Operator:

And our next question comes from James Dix with Wedbush.

James Dix, Wedbush Securities:

Good morning, gentlemen.  Just two questions.  First, just on the growth side of things, I’m curious as to what your outlook is, really more for the second half of the year as opposed to the first half.  I mean, if you look by halves, your comparison is, if anything, slightly easier in the second half than the first.  So is it — I know you can expect quarterly variability, and I’m not expecting you to post another quarter next quarter like the second quarter — but is it reasonable to assume that the second half could be tracking roughly similar to what the first half is?  And if not, why do you think that might be?  And then I have one follow-up after that.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Well, our business is a GDP type of business.  So if you could put a number out for GDP, we should fairly track it, slightly behind but we’ll track it.  So if those numbers are 3% to 4%, obviously that would not be a crazy number.  But, again, we’re not giving out any targets to that.  But certainly at 3.5% for the first six months, you don’t need a huge growth in the rest of the year to accomplish that.

Mr. Dix:

Okay.  And then I figure my follow-up, I would maybe ask one about margins, since no one had actually asked one yet.  [Laughter.]  I guess one way I was looking at it is, I mean, if you look at where you came in for the quarter versus what the Street was expecting, you beat by around $100 million in revenue and around $50 million in operating profit.  So on that basis, your incremental margin was roughly 50%.  And my understanding is for an agency group or even an agency, 50% incremental margins is very high.  So, is that the right way to look at how you did in the second quarter?  And if so, how sustainable is that level of incremental margin?  And then if it’s not sustainable, what’s a longer term expectation that we should consider reasonable?

Mr. Roth:

It’s an interesting way to ask the same question.

Mr. Dix:

Yes, thank you.

Mr. Roth:

[Laughter.]  Look, I mean, 50% conversion — if we could take 50% conversion, we’ll take it all day long, okay?  So I think that’s an attractive number to deliver.  If we deliver conversions of 30% to 40%, I think that’s a good number.  So if you want to build in whatever organic growth you have, then we should be trying to deliver those type of conversions.  And I think if you run the math, it’s consistent with the numbers we’re saying.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

And James, you saw when revenue was declining at a rapid pace in 2009, it was very difficult to reduce your workforce at that commensurate rate.  And the same thing happens in reverse: when you see the pace of growth we saw in the second quarter, especially with such a strong June, our folks around the world have been working some overtime.  So eventually that’s going to have to normalize as we staff up to support that growth.

Mr. Roth:

Yes, and the other — it’s a mix of business.  Remember, all our businesses aren’t operating at the same margins.  So part of it will be at what — where is the growth coming from, both regionally as well as by discipline.

Mr. Dix:

Okay.  That’s very helpful, actually.  Thanks.

Mr. Roth:

You’re welcome.

Operator:

And the next question comes from Dan Salmon with BMO Capital Markets.

Daniel Salmon, BMO Capital Markets:

Good morning, everyone.  I have two questions, one for Michael, one for Frank.  For Michael, with the platforms in London and New York built out now for Lowe, could you maybe just update us on your thinking for some of the other hubs and whether or not we should expect some moves, either acquisitions or consolidating in maybe some other IPG agencies?  And then for Frank, just maybe give us an update on your thinking on the balance sheet now that you’ve brought in a slug of the convertible preferred and maybe where you look to do some maneuvers next?

Michael Roth, Chairman of the Board and Chief Executive Officer:

Well, certainly the key objectives for Lowe were in New York and the U.K., and we’re very pleased with the solutions that we have already implemented.  Clearly, the growth hubs for Lowe are in China, India and South America.  We have already built up our investments in India, and that will continue.  Obviously, we want to focus on some digital offerings in India and Latin America.  And China is the place, I mean, and that’s where we would hope to grow, frankly, all of our offerings, not just Lowe.  So that will be a key focus for us going forward.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

And Dan, on the balance sheet, we are pleased with where we are at the end of June.  We were pleased at the strong cash position we ended, even taking into account the redemption of the preferreds.  We’ve got a maturity coming at us in the third quarter, which we’ll deal with, with cash on hand.  And I think as we demonstrated with our move on the converts, we’re constantly evaluating ways to use our balance sheet to generate shareholder value, and we weigh that with working with our colleagues at the rating agencies to ensure that investment grade is still an objective of ours and we’re managing our way towards it.  So a lot of options, and you can expect that we’ll continue to evaluate, and what’s the right answer for driving shareholder value.

Mr. Roth:

The other part of that answer is, do we see using that to do any large acquisitions, right?  I mean, that’s the other part of it.  And as we have said, we don’t have any big holes on our offerings, so we’ll be very strategic in both disciplines as well as geographic area.  And I think what you saw in the U.K. is an example of that.  We’ve used about $150 million as an objective in terms of acquisitions, and we’re consistent with that in our overall plan.  So there isn’t a need for us to take that cash and go out and buy a huge traditional agency or digital, whatever.  We will use our cash to invest in our businesses, do strategic acquisitions, and, as Frank indicated, focus on our ratings and our balance sheet.

Mr. Salmon:

Okay, great.  Thank you.

Mr. Mergenthaler:

You’re welcome.

Operator:

And our next question comes from Matthew Walker from Nomura.

Matthew Walker, Nomura International:

Thank you very much.  Good morning.  Obviously very strong results.  I just have three geographic questions.  The first is on the U.K.  You mentioned it would have been up excluding events.  The first question is, when do events in the U.K. stop being a drag?

Second question is on continental Europe.  I think the comparable second half for continental Europe is something like minus 15.  You mentioned that your budget doesn’t include a recovery in Europe, but I was hoping you could give some hints on what your budget does include for Europe.

And the last question is on the U.S.  Obviously, in common, I guess, with some of the other agencies, the scope of work is increasing quite a lot in the U.S., and there have begun to be some concerns about the U.S. economy.  Has the language of the client — it doesn’t sound like it from your comments at all, in fact, quite the opposite — but I was wondering, have some of the U.S. clients begun to sort of moderate their language about increasing scope of work because of the growing uncertainty about the U.S.?

Michael Roth, Chairman of the Board and Chief Executive Officer:

Well, the answer to the U.S. is, we haven’t seen it.  But everyone — every CEO that’s looking at this environment is cautious about whether another shoe is going to drop or worried about a double dip.  Frankly, our numbers don’t indicate any double dip, and certainly when you look at our clients’ cash positions overall, they certainly will have the money to spend in marketing dollars.  And this is a great opportunity, even if there is a pullback, to gain market share.  We actually saw even last year some of our clients who had the cash looking at it as an opportunity to gain market share.

So, yes, there’s caution, and the caution basically turns to us and says, “Be more effective and targeted in the offerings that you’re giving us.”  So there’s a lot of dialogue about ROI, there’s a lot of dialogue about measurement, targeted spend on the media side.  Do you have the ability to really focus on our marketing dollars in terms of the objectives we are looking at with respect to audiences.  Which is why on the technology side we’ve made the kind of investments we’ve made in Mediabrands, Cadreon.  All these new media — ad servers, ad exchanges, if you will — will enable us to target those marketing dollars and give our clients comfort in terms of the ROI with respect to the dollar.  So even if there is a pullback in the economic environment, we can show our clients that spending these dollars is going to provide an ROI.  That’s where this business has come to, and that’s why we are investing as much as we are in the technology side of our business.  And it’s not just in Mediabrands, it’s in all our agencies.

On the event side, I think our comps — they don’t — they should be relatively straightforward going forward, right?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

They should be, but it’s worth noting, the events business, it’s not as if there was a systemic decline in the U.K.  These events — the two of them were actually large — one was government and one was private sector.  We knew they weren’t going to repeat.  That’s the nature of the events business.  It does create volatility.  Every year an awful lot of their revenue book they’ve got to go out and sell again.  So it’s a volatile business, but for us it’s very strategic and it’s profitable, and it’s one that we are pleased to be in.

Mr. Roth:

At the end of ’08, the events business, I mean, it just — and the project business — just stopped.  I think the tone of the events business right now is positive, and our second quarter results reflect that.  So that’s encouraging; and again, our pipeline is solid.  So I wouldn’t suspect that we have a major falloff unless there is a severe cutback in the overall economic situation.

Mr. Mergenthaler:

And on the rest of Europe, you’re right; the back half of the year was very challenged, and we have seen sequential improvement in Q1 to Q2.  But I think it would be premature on our part to look to the back half of the year and anticipate anything other than there is still risk in that market.

Mr. Walker:

Just a quick follow-up on the U.K.: should we therefore assume — just struggling through when exactly I should put a positive growth number in for the U.K. —

Mr. Roth:

You tell us; you should be giving us the answer to that —

Mr. Walker:

— well, I was just kind of wondering when these events that didn’t recur, when those would cycle out, and therefore them not recurring would not actually be a problem.

Mr. Roth:

When they cycle back —

Mr. Mergenthaler:

— yes, I mean, we’re not going to start disclosing the ins and outs of projected events.  We’ll call out, as we have, when an event drives a trend line like it did in the U.K. this quarter, we called it out and we disclosed what the normalized revenue line was.  And we’ve done it when it goes the other way as well.

Mr. Walker:

Okay.  Okay, thank you very much.

Mr. Mergenthaler:

You’re welcome.

Mr. Roth:

You’re welcome.

Operator:

And out last question comes from Ben Swinburne with Morgan Stanley.

Benjamin Swinburne, Morgan Stanley:

Thanks for squeezing me in, guys.  I appreciate it.

Michael Roth, Chairman of the Board and Chief Executive Officer:

We wouldn’t leave you out, Ben.

Mr. Swinburne:

So I wanted to ask Frank about a couple of the, the two cost buckets that I think have come up a couple of times on the call that really helped the quarter: the base, benefits and tax number and also the occupancy.  So on occupancy, my understanding is you’ve got a lot of physical costs in there, so we’re seeing — it makes sense for that to be a lagging sort of cost line as it takes time to renegotiate leases and get out of leases that you don’t need — so I guess that’s a question: is that the right way to think about it?  And if it is, how many more quarters, or how much longer do you continue to benefit from sort of year-on-year declines there?

And then sort of a similar question on base.  I think, Michael, you said you guys were up 500 heads year-on-year.  I just wanted to check that number, because it looks like base salary was basically flat year-on-year.  So I’m just trying to understand sort of the driver for the two buckets from a timing perspective.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Ben, on occupancy, we’ve had an IPG-led real estate team in place for six years, and every real estate transaction around the world goes through that group, and they’re very, very effective in their ability to negotiate and manage both growth and decline.  And I think what we are seeing here is, through the downturn, they were very effective in downsizing our footprint, and as growth comes back in, that you see is on the revenue metric, that there is significant improvement.  So I think we have been very proactive in managing our real estate footprint around the world and will continue to be.  But as you pointed out, it’s something that is predicated on when leases mature and what market values are in cities; but we’ve been very effective in taking larger pieces of property, putting more agencies in there, leveraging our scale in certain markets, and that work is never done.  So we will continue to press it.

Mr. Swinburne:

Any updates on headcount worth mentioning?

Mr. Mergenthaler:

The comment on base is, we’ve had growth from the beginning of the year to now.  It’s difficult to look at Q2 ’09 to Q2 ’10.  Probably a more effective look is, is “How have you done Q2 2010, to keep that, or in Q1 2010?”

Mr. Roth:

Right.

Mr. Mergenthaler:

— and it’s clear we’ve been hiring against growth businesses, and we’ve been doing it throughout the first quarter and into the second quarter, and I think that what we’re seeing in getting the base leverage is, Michael’s point, the hiring we’re doing is against revenue, and we’re being very, very efficient in managing our headcount outside of the revenue line.

Mr. Swinburne:

And Frank, just a follow-up on the balance sheet.  Is there anything — I know you guys talked about sort of what your potential capital allocation decisions would be — but is there either a leverage target or a gross debt target?  Or maybe anything — all free cash after working cap and any acquisitions would go to share repurchase or return of capital — anything you would add for us to think about?  Because you don’t really have any maturities: you’ve done a great job cleaning the balance sheet up.  So just wondering how you’re thinking about those targets.

Mr. Mergenthaler:

We don’t have — we are not that precise.  As to Michael’s comment earlier, the first allocation of our capital is against high-growth acquisition opportunities, and then we’ll tier back from there depending on what we think will drive the most incremental shareholder value.

Mr. Roth:

And let me just add to that.  The rating agencies — the key factor for rating agencies in terms of upticks for us going forward are going to be the sustainability and margin improvement.  I mean, that’s — it’s the same as our shareholders, and that is looking to make sure that there’s sustainability and the targets that we’re setting out are achievable. So as we move towards that, we would expect to see our rating agencies take actions in support of that, and that obviously will flow into what we do with our balance sheet and so on.  So we’re encouraged by it.

Obviously, we’re all driving to the same thing, and that is, we want to enhance shareholder value, we want to be competitive in the marketplace, and I’m — obviously, we’re very pleased with the results that we have been able to deliver.  And we’ve ,been having our operating reviews with all of our networks, and I’m really encouraged by our talent and our opportunity to recruit and develop our people.  And with our client meetings as well, I’m getting positive feedback that we’ve really stepped up in terms of our offerings and our people, and that makes, obviously, us feel a lot better in terms of our ability to deliver against our objectives.  And so I’m really encouraged by it.  This quarter obviously gives us great impetus in moving forward, and we look forward to talking to you in the third quarter, so thank you all for your support, and we’ll be back at you.  Thank you.

Operator:

And that concludes the call today.  Thank you for your participation. . . .

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Cautionary Statement

This transcript contains forward-looking statements.  Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements.  These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.  Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.

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